EXHIBIT 10.3
LITTELFUSE/IXYS CORPORATION LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Tier I)

Littelfuse, Inc. (the “Company”) hereby grants to /$ParticipantName$/ (the “Grantee”), a Participant in the Littelfuse/IXYS Corporation Long-Term Incentive Plan (previous known as IXYS Corporation 2016 Equity Incentive Plan), as amended from time-to-time (the “Plan”), a Restricted Stock Unit Award (the “Award”) for units representing Shares of common stock of the Company (“Restricted Stock Units” or “RSUs”), subject to the terms and conditions as described herein. This agreement to grant Restricted Stock Units (the “Award Agreement”), is effective as of /$GrantDate$/ (the “Grant Date”).

RECITALS

A.The Board of Directors of the Company (the “Board”) maintains the Littelfuse/IXYS Corporation Long-Term Incentive Plan as an incentive to attract, retain and motivate highly qualified individuals.

B.The Board has delegated its authority to administer the Plan to the Compensation Committee of the Board, or its delegate (the “Committee”).

C.The Committee has approved the granting of Restricted Stock Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company and its subsidiaries.

D.To the extent not specifically defined herein, all capitalized terms used in this Award Agreement shall have the meaning set forth in the Plan. If there is any discrepancy between the Award Agreement and the Plan, the Plan will always govern.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.Grant of Restricted Stock Units. The Company hereby grants to the Grantee a Restricted Stock Unit Award, described below, subject to the terms and conditions in this Award Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

Award Type	Grant Date	Number of RSUs
Restricted Stock Units	/$GrantDate$/	/$AwardsGranted$/

2.Vesting of Restricted Stock Units. Subject to the provisions of Section 3, the RSUs will vest (in whole Shares, rounded down) in accordance with the schedule below:

Installment	Vesting Date Applicable to Installment
33 1/3%	1st anniversary of Grant Date
33 1/3%	2nd anniversary of Grant Date
33 1/3%	3rd anniversary of Grant Date

3.Termination of Employment or Service and Change in Control.

a.General. Except as otherwise set forth in Sections 3 b., 3c. and 3d. below, if the Grantee terminates Continuous Status with the Company and its Affiliates for any reason (including upon a termination for Misconduct), any RSU that is not vested under the schedule in Section 2 is forfeited as of the date of the Grantee’s termination of Continuous Status.

b.Retirement. If the Grantee retires from Continuous Status with the Company and its Affiliates after reaching age 55 and completing 10 years of Continuous Status (including prior service with IXYS Corporation) and is determined to be in good standing at the time of the retirement, the unvested portion of the RSUs, which have been outstanding for at least 180 days, shall become immediately vested.

c.Death or Disability. If the Grantee terminates Continuous Status with the Company and its Affiliates as a result of death or Disability, the unvested portion of the RSU shall vest pro-rata, based on the Grantee’s Continuous Status with the Company or any of its Affiliates completed from the Grant Date to the date of termination (rounded down to the nearest whole number so that no fractional Shares will vest).

Notwithstanding anything to the contrary in this Award Agreement, if, at the time the Grantee terminates all employment and Service with the Company and its Subsidiaries as a result of death or Disability, the Grantee otherwise satisfies the requirements for retirement under Section 3(b), the treatment described in Section 3(b) shall apply to the RSUs and shall supersede the provisions of this Section 3(c).

d.Change in Control. In the event of a Change in Control, the RSUs shall be assumed, converted, or replaced by the acquiring or continuing entity on substantially the same terms and conditions or with substantially equivalent economic benefits (as determined by the Committee) and vest in accordance with the schedule set forth in Section 2 above; provided, however, that the unvested portion of the RSUs shall become immediately vested if the Grantee's Continuous Status with the Company and its Affiliates is terminated by the Company and its Affiliates other than for Cause or, if the Grantee is subject to a Change of Control Agreement with the Company, by the Grantee for Good Reason (as defined in the Change of Control Agreement between the Company and the Grantee (the “COC Agreement”)) within two years following a Change in Control, and provided further, that the unvested portion of the RSUs shall become immediately vested upon the Change in Control if the RSUs are not properly assumed, converted, or replaced by the acquiring or continuing entity.

Also, the Committee may, in its sole discretion, choose to accelerate the vesting of the Award in special circumstances.

4.Delivery of Shares. As soon as reasonably practicable following each vesting date, the vested RSUs shall be converted into Shares, or the equivalent value in cash, and delivered to the Grantee, pursuant to Section 8.4 of the Plan; provided, such Shares or equivalent value in cash shall be delivered to the Grantee no later than 60 days following the applicable vesting date. Fractional Shares will not be paid.

5.Responsibility for Taxes and Withholding. The Grantee acknowledges that, regardless of any action the Company or its Affiliate employing the Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Section 11 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the RSUs, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold whole Shares to be issued upon vesting/settlement of the RSUs equal to all applicable Tax-Related Items, rounded down to the nearest whole Share (“net settlement”). Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the RSUs, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or (iii) personal check or other cash equivalent acceptable to the Company or the Employer (as applicable).

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial accounting consequences). In the event that the Company or the Employer withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.

6.Transferability. The RSUs are not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan. After any such transfer, the transferred RSUs shall remain subject to the terms of the Plan.

7.Adjustment of Shares. In the event of any transaction described in Section 4.3 of the Plan, the terms of this Award may be adjusted as set forth in Section 4.3 of the Plan.

8.Shareholder Rights; Dividend Equivalents. The grant of RSUs does not confer on the Grantee any rights as a shareholder or any contractual or other rights of Continuous Status with the Company or its Affiliates. The Grantee will not have shareholder rights with respect to any Shares subject to an RSU until the RSU is vested and Shares are delivered to the Grantee. With respect to each cash dividend on the Shares for which the record date occurs prior to the vesting date, the unvested portion of the RSUs shall be increased by the quotient of (i) the per Share cash dividend amount multiplied by the unvested portion of RSUs on the dividend payment date, divided by (ii) the closing price of a Share on the dividend payment date. Dividend equivalents under this Award Agreement will be accrued (without interest) and will be subject to the same conditions as the RSUs to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the RSUs.

9.Data Privacy. In order to perform its requirements under the Plan, the Company or one or more of its Affiliates may process sensitive personal data about the Grantee. Such data includes but is not limited to the information provided in the Award package and any changes thereto, other appropriate personal and financial data about the Grantee, and information about the Grantee’s participation in the Plan and RSUs exercised under the Plan from time to time. By accepting this Award Agreement, the Grantee hereby gives consent to the Company and its Affiliates to hold, process, use and transfer any personal data outside the country in which the Grantee is employed and to the United States, and vice-versa. The legal persons for whom the personal data is intended includes the Company and any of its Affiliates, the outside plan administrator as selected by the Company from time to time, and any other person that the Company may find appropriate in its administration of the Plan. The Grantee may review and correct any personal data by contacting the local Human Resources Representative. The Grantee understands that the transfer of the information outlined herein is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit participation in the Plan.

10.Appendix. Notwithstanding any provisions in this Award Agreement, the grant of the RSUs shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Award Agreement for the Grantee's country (the "Appendix"). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Award Agreement.

11.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSU or other awards granted to the Grantee under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

12.Severability. If one or more of the provisions in this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

13.Amendments. Except as otherwise provided in Section 10 of the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

14.Code Section 409A. The RSUs are intended to comply with the requirements of Code Section 409A. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the RSUs fail to comply with the requirements of Code Section 409A, the Company may, at the Company’s sole discretion, and without the Grantee’s consent, amend this Award Agreement to cause the RSUs to comply with Code Section 409A. Any payments under this Award shall be treated as separate payments for purposes of Code Section 409A. For purposes of determining timing of payments, any references to retirement, resignation, or termination of employment or other Continuous Status shall mean a “separation of service” as defined in Code Section 409A, and any payment to a “specified employee” within the meaning of Code Section 409A made on account of a separation from service shall be subject to a 6-month specified employee delay in accordance with Code Section 409A.

15. Governing Law. This Award Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, as of the Grant Date.

LITTELFUSE, INC.

/s/ Gregory N. Henderson
Gregory N. Henderson
President and Chief Executive Officer

APPENDIX

WARNING FOR HONG KONG RESIDENTS:
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. If you are a Hong Kong resident, you are advised to exercise caution in relation to this Award. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

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